UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2021
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Indenture and Notes

On March 25, 2021, Groupon, Inc. (the “Company”) issued $200.0 million aggregate principal amount of 1.125% Convertible Senior Notes due 2026 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the purchase agreement between the Company and the initial purchasers of the Notes, the Company granted the initial purchasers an option to purchase, for settlement within a period of 13 days (i.e., April 6, 2021), up to an additional $30,000,000 principal amount of Notes.

The Company received net proceeds of approximately $193.0 million from the sale of the Notes, after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company. The Company used approximately $23.8 million of the net proceeds from the offering to pay the cost of the capped call transactions described below. The Company intends to use the remainder of the net proceeds, together with cash on hand, to repay or repurchase, at or prior to maturity, all of the Company’s outstanding $250,000,000 aggregate principal amount of 3.25% Convertible Senior Notes due April 2022 and, if applicable, unwind the related hedge and warrant transactions.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of March 25, 2021, by and between the Company and U.S. Bank National Association, as trustee. Interest on the Notes will accrue from March 25, 2021 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will mature on March 15, 2026, unless earlier repurchased or redeemed by the Company or converted pursuant to their terms.

The initial conversion rate of the Notes is 14.6800 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $68.12 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or if the Company issues a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or redemption.

Prior to the close of business on the business day immediately preceding December 15, 2025, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2021, and only during such calendar quarter, if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls the Notes for redemption, Notes called (or deemed called) for redemption may be surrendered for conversion during the related redemption period; or (4) upon the occurrence of specified corporate events. On or after December 15, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or any portion of their Notes regardless of the foregoing conditions. Upon conversion, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The Company may not redeem the Notes prior to March 20, 2024. On or after March 20, 2024, the Company may redeem for cash all or any portion of the Notes, at its option, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides a notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The Indenture contains customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $50.0 million; and (vi) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 1.125% Convertible Senior Notes due 2026, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Capped Call Transactions

On March 22, 2021, in connection with the pricing of the offering of Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Barclays Bank PLC (with Barclays Capital Inc. acting as agent), BNP Paribas and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent) (the “Option Counterparties”). The Base Capped Call Transactions cover, subject to customary adjustments, the number of shares of Common Stock initially underlying the Notes. The Base Capped Call Transactions are expected generally to reduce potential dilution to the Company’s Common Stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, with such reduction and/or offset subject to a cap initially equal to $104.80 (which represents a premium of 100% over the last reported sale price of the Company’s Common Stock on The Nasdaq Global Select Market on March 22, 2021), subject to certain adjustments under the terms of the Base Capped Call Transactions. The cost of the Base Capped Call Transactions was approximately $23.8 million. If the initial purchasers exercise their option to purchase additional Notes, then the Company intends to use a portion of the net proceeds from the sale of the additional Notes to fund the cost of entering into additional capped call transactions with each of the Option Counterparties.

The Base Capped Call Transactions are separate transactions, each between the Company and the applicable Option Counterparty, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights with respect to the Base Capped Call Transactions.

The foregoing description is qualified in its entirety by reference to the text of the form of confirmation for the Base Capped Call Transactions, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering. The Notes were resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of the Company’s Common Stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. A maximum of 3,816,780 of Common Stock may be issued upon conversion of the Notes (or 4,389,297 shares of Common Stock if the initial purchasers fully exercise their option to purchase additional Notes), based on the initial maximum conversion rate of 19.0839 shares of Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:
Exhibit No.	Description
4.1	Indenture, dated March 25, 2021, between Groupon, Inc. and U.S. Bank National Association
4.2	Form of 1.125% Convertible Senior Note due 2026 (included in Exhibit 4.1)
10.1	Form of Capped Call Confirmation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: March 25, 2021
By: /s/ Melissa Thomas Name: Melissa Thomas Title: Chief Financial Officer